COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, ZERO COUPON
2000 PORTFOLIO AND THE MERRILL LYNCH U.S. TREASURY
COUPON 2-YEAR STRIPS INDEX


EXHIBIT A:

                MERRILL LYNCH     DREYFUS VARIABLE
                U.S. TREASURY     INVESTMENT FUND,
 PERIOD        COUPON 2-YEAR      ZERO COUPON 2000
               STRIPS INDEX *        PORTFOLIO

8/31/90             10,000                10,000
12/31/90            10,452                10,677
12/31/91            11,825                12,822
12/31/92            12,625                13,959
12/31/93            13,352                16,079
12/31/94            13,369                15,450
12/31/95            14,969                18,223
12/31/96            15,689                18,695
12/31/97            16,750                20,006
12/31/98            17,954                21,459

*Source: Merrill Lynch, Pierce, Fenner and Smith Inc.